Exhibit 99.2

VIAVID
communications simplified.

ReposiTrak, Inc.

Fiscal Third Quarter 2025 Earnings Call

May 15, 2025

C O R P O R A T E  P A R T I C I P A N T S

Jeff Stanlis, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Thomas Forte, Maxim Group

Guy Riegel, Ingalls & Snyder

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal Third Quarter 2025 Earnings Call.

At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. If anyone should require Operator assistance, please press star, zero on your telephone keypad.

As a reminder, this conference is being recorded.

It’s now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for the ReposiTrak fiscal third quarter earnings call.

Hosting the call today are Randy Fields, ReposiTrak’s Chairman and CEO, and John Merrill, ReposiTrak’s CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about ReposiTrak within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts, such forward-looking statements are based upon current beliefs and expectations. ReposiTrak’s remarks are subject to risks and uncertainties and actual results may differ materially. Such risks are fully discussed in the Company’s filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. ReposiTrak does not assume any obligation to update information contained in this conference call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today’s call. Investors can visit the Investor Relations section of the Company’s website at repositrak.com to access this press release.

With all that said, would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

For those of you who know me or have listened to our conference calls, have heard me say the proof is in the numbers. That is especially true this quarter. We demonstrated during the quarter that we have and will continue to execute against our stated strategy to grow annual revenue at a double-digit pace, somewhere between 10% to 20% and grow profitability even faster. This allows us to generate more cash and return more capital to shareholders.

The hard work of the past two years to position ReposiTrak as the go-to source to address the track and trace opportunity while simultaneously growing all lines of business has not been easy to say the least. By no means we are claiming mission accomplished. We have plenty more work to do.

Remember, we had to make many tough decisions along the way in order to efficiently allocate resources to grow our network. Some of those decisions were not popular with investors like sunsetting products and services and walking away from high touch, low opportunity revenue to make room for growth. However, the proof is in the numbers and the results we are reporting for the quarter and year-to-date are reflected in growth in top line and bottom line and the KPIs in between.

Previously in the second fiscal quarter, we pointed out that our deferred revenue has increased 70% to $4.2 million. As most of you know, deferred revenue is an indicator of future revenue yet to be recognized. Our contracted revenue, and hence deferred revenue, is comprised of all of our solutions, not just traceability. The services are provided in accordance with the contract that earned revenue will be layered in over the subsequent 12 months. As you can see by our revenue growth that earned revenue is accelerating.

Revenue grew 16% in the third fiscal quarter to $5.9 million, and we continue to carry a meaningful amount of deferred revenue on our balance sheet, $3.7 million as of March 31. These contracts will be converted to recognized revenue over the next 12 to 15 months, and obviously we’re adding more and more contracts every week. What you see today is just a portion of the growth we expect over the next few years.

As a result, Randy and I are confident that ReposiTrak will continue to deliver on our goal of growing annual top line revenue at a double-digit clip. Be clear, we are not a quarterly company. Some quarters may be higher or lower than others. However, we are more confident today than ever before that our goal to grow annual top line revenue by 10% to 20% is here to stay for the foreseeable future.

While traceability is accelerating, grabbing headlines and serving as the current catalyst, we are experiencing growth in all lines of business, traceability, compliance, and supply chain. While traditional sales of one service to solve one customer problem continues to grow, our cross-selling initiatives are gaining momentum for obvious reasons. Why we have an end-to-end solution. Once we receive customer data and they’re successful on one solution, they recognize why not expand to another.

Yes, increased, but measured growth is important, but in my view, generating earnings and cash is the ultimate focus. Why? In the third quarter, we translated 16% revenue growth into 27% net income growth. Put another way, we converted $828,000 in incremental revenue into $415,000 in incremental net income. That’s GAAP net income, not Adjusted EBITDA or some other qualified metric. Fifty cents of every incremental revenue dollar fell to the bottom line. Those results reflect the increased cost for investments in marketing, technology, and onboarding of new customers that we believe will flatten over time.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Currently, our revenue contribution margin above fixed cost is about 50%, but our goal is to get closer to 80%. As many of you have heard me say time and time again, it takes $12 million in cash to run this place. Our goal is to deliver $0.70 to $0.80 profit on every dollar of incremental revenue over the annual $12 million in cash costs. That is cash costs, excluding stock compensation expense, bad debt, depreciation, amortization, and other non-cash accounting costs. That’s the goal, but we ain’t there yet. Again, our strategy is simple.

First, take exceptional care of the customer. Second, execute flawlessly, grow recurring revenue, balancing cost with opportunity, increase profitability, use cash to buy back common stock, redeem the preferred, and do it all with no bank debt. At the same time, return capital to shareholders through an increasing cash dividend. Third, we continue to build cash on the balance sheet over $28 million as of March 31, 2025.

Let’s get to the numbers. Total revenue for the third quarter fiscal 2025 was up 16% to $5.9 million versus $5.1 million in the prior year. Recurring revenue increased 15% to $5.8 million. The percentage of recurring to total revenue declined from 99% to 98% due to an acceleration of customer onboarding and the one-time setup fees associated with them.

Operating expense increased 7% reflecting our ongoing investment in RTN, higher commissions due to higher revenue and increases in insurance and benefit costs for employees.

Cost of revenue increased 10% due to investment in developer resources to further expand our Wizard, a proprietary self-implementing platform to allow suppliers to onboard with little or no human interaction.

Sales and marketing increase 4% due to continued investment and awareness of our solution suite of traceability, supply chain and compliance. As awareness increases, we believe our marketing spend to educate the industry will flatten out over time.

G&A increased 8%. This increase reflects increases in company benefits for employees and other insurance costs incurred during the quarter. Depreciation and amortization increased 14% due to leased equipment for a newest data center located at Switch Reno, Nevada. Switch Reno compliments our main data center located at Switch Las Vegas and eliminates our corporate headquarters data center in Utah.

Income from operations increased 43% from $1.3 million to $1.8 million. GAAP net income increased from $1.6 million to $2 million, up 27%. GAAP net income to shareholders increased from $1.4 million to $1.9 million, up 33%. Earnings per share basic and diluted was $0.10 per share. This compares to $0.8 per basic and diluted share last year.

Cash is $28.1 million at the end of the March 31 quarter. Keep in mind, the cash balance is net of the more than $25 million in capital we’ve returned to shareholders through a common stock cash dividend that has increased 20% since inception. It also includes the redemption of half of the preferred thus far, buying back 2.2 million common shares and paying off over $6 million in bank debt since we instituted our capital allocation strategy only a few short years ago.

Turning to the fiscal year to date numbers, total revenue increased 10.3%, $16.8 million versus $15.3 million. Recurring revenue increased 9% to $16.6 million. Total operating expenses for the fiscal year to date were up 6% due to investments in RTN, increased insurance and employee benefit costs and investment in development of Wizard tools. SG&A costs were up $419,000 or 5% due to investment in our growth.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Fiscal year to date income from operations was up 25%, $4.6 million versus $3.7 million. Net income to common shareholders increased 24% from $4 million to $4.9 million. Earnings per share for the fiscal year to date was $0.27 per basic share and $0.26 per diluted share. This is based on 18.2 million basic shares outstanding and 19.1 million shares diluted, respectively, an increase in EPS of over 22%. We remain confident that our continued revenue growth will double our historical $20 million annual revenue over the next several years, deliver at least 80% gross margins and 30% net margins. If we are successful, this will translate into higher earnings per share and significant cash generation.

Turning to our capital allocation plan, over the first nine months of the fiscal year, $3.7 million has been returned to shareholders in the form of cash dividends, common stock repurchases, and preferred stock redemptions. Since inception, we redeemed $4.6 million in preferred stock with roughly $4.2 million to go. At our continued pace of redemption, the preferred stock will be paid off on or before September, 2027. As I have said before, the Board will evaluate our capital allocation strategy, making appropriate adjustments based on the approach most beneficial to shareholders at that time. Our goal is to continue to return 50% of annual cash from operations to shareholders and putting the other half in the bank.

In summary, our strategy has not changed. Deliver flawless execution for our customers. When the customer’s successful, they grow and we grow. Grow recurring revenue balance cost with opportunity, continue to increase profitability, EPS and cash, return more and more capital to shareholders. Yes, it’s really that simple and proof will be in the numbers.

That’s all I have today. Thanks everyone for your time. At this point, I’ll pass the call over to Randy. Randy?

Randy Fields

Thanks, John.

Traceability is continuing to unfold as we expected in terms of timing and process. As we’ve said, however, the scale of the long-term opportunities proving to be far larger than we originally expected. From the very beginning, we’ve been clear that the FDA’s deadline for compliance enforcement was too aggressive and the industry required more time. While large retailers were positioned to comply on time, the majority of smaller distributors and producers needed more time to fully understand the requirements, assembled the data, ensure the accuracy of that data, blah, blah, blah, and align the processes.

Thankfully, the FDA extended the enforcement deadline by 30 months, which will give us the time to make sure that the onboarding that’s needed progresses smoothly, the data’s accurate, the systems work as everybody hoped for. This extension is exactly what we were hoping for.

Importantly, while the enforcement deadline was extended, the law has not changed, and despite the FDA’s decision, the pace of adoption has remained the same. It’s a market competition issue, not a regulatory deadline that’s driving adoption. Market forces have taken over. In other words, what I mean by this is that leading retailers, Kroger, Albertsons, Walmart, Target, and others, have made food safety a business priority. They’re investing in all food traceability, not just to comply with the FSMA 204 regulations, but because it protects their brand and frankly, it strengthens their operations. Once they’ve made this commitment, the rest of the industry is now following. The result is that suppliers who work with these retailers need to be traceability capable, and we’re solving that need for these suppliers.

Initially, we believed that the smallest ingredient suppliers would not be included in the initiative, but over the last few months, our inbound inquiries have shifted from retailers primarily pushing suppliers to us to suppliers pulling their downstream suppliers to us. This added momentum is aligned perfectly with our execution strategy and frankly our long-term expectations.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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ReposiTrak has emerged as the go-to solution to meet both the FDA demands, as well as the individual preferences of retailers, all in a way that suppliers can manage efficiently and inexpensively. We are arguably the largest operating traceability network in the world. Our scale in terms of numbers of participants in the network is certainly drawing the attention of a whole industry. This is leading to new partnerships as well as more and more commercial inquiries.

Importantly, all of our major solutions, traceability, supply chain compliance, etc., are all built on a single technology platform. This fact creates enormous financial and operational efficiencies for us, and it continues to show up in our financials. Simply put, we have amazing operating leverage. Even more importantly, the common technology platform is proving to be important for our customers.

Over the last few months, we’ve increased our cross-selling initiatives and it’s delivering increasing results contributing to our overall growth across all parts of our business, not just traceability. Meaning if I am a customer and ReposiTrak has my data for compliance initiatives, I already did the work to implement synchronizing data, scrubbing vendors and ensuring the accuracy of data, why not expand into other ReposiTrak’s service offerings such as traceability or supply chain and vice versa. That’s the beauty of our strategic vision, executed both with automation and a single flexible platform.

Automation is our efficiency strategy. Today, roughly two-thirds of our new traceability customers are joining the ReposiTrak traceability network through our automated Wizard with little or no human intervention. I doubt we’ll ever get to a 100%, but our goal is to make it easier and easier over time for customers to join through the Wizard. If you remember a year ago we set some objectives in terms of what this Wizard might do for us, and it certainly has already exceeded our expectations.

Our accomplishments to date are precisely what we’ve been communicating to shareholders for some time. Maintaining all along that the needs of our customers have and always will come first. We have and will continue to add new products to the platform based on our customer needs. We have lots more ideas in the hopper. Take my word for it.

We’ve communicated many times that our goal is growing revenue at 10% to 20% annually and earnings growth much higher. As John pointed out, we generated 16% revenue growth in the third fiscal quarter and 10% in the fiscal year-to-date. Yes, some quarters will be higher and some lower. However, we maintain the 10% to 20% annual growth rate in revenue enables us to provide maximum value to the shareholders without jeopardizing the impeccable customer service to our customers, and that’s where we are today.

That balance of customer service and shareholder value is frankly reflected in the numbers. In the third quarter, revenue grew 16%, but operating expenses only grew 7% and much of this was related to onboarding of new customers, which have higher one-time costs. As a result, we grew operating income 43%, GAAP net income 27%, and net income to common shareholders 33%, all on the 16% revenue growth. We’re converting revenues to cash at an accelerated rate, and we’ve generated close to $7 million in cash from operations during this year so far.

As we said before, we expect to return about 50% of our annual cash generation to shareholders through dividends, stock repurchases, and the other half will go in the bank. We’ve said that for some time and we’ve done it for some time now. We do not see that this is going to change in the foreseeable future. Nonetheless, we have lots of work to do, balancing our opportunities with our incredible customer service.

Once again, our business model is simple. Our customers are priority one, deliver success to our customers and they’ll buy more. Buy more generates revenue and accelerates profitability faster and generates more cash. This enables us to continue to return more and more capital to shareholders and drive earnings per share. It requires a superior team and hard work, but it’s really that simple.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With that, I’d like to now open up the call for questions. Operator?

Operator

Thank you. We’ll now be conducting a question-and-answer session. If you’d like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate that your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up a handset before pressing the star keys. One moment while we poll for questions.

Our first question comes from Thomas Forte with Maxim Group. Please proceed with your question.

Thomas Forte

Great. Randy and John, congrats on the quarter. I have a number of questions and then Randy, if I don’t like your answer, I will ask the question again differently. The first question I had was, Randy, can you talk about the impact of tariffs on your business?

Randy Fields

Well, the only effect we think that tariffs have had are having and will have going into the future is the uncertainty that it introduces. When you have a business like the supermarket or food business, uncertainty causes people to think very deeply about what they’re doing. To a certain extent it slows things down. We haven’t seen that in our business. It’s obviously accelerating, but it’s reasonable to assume that tariffs are just one more hurdle - nothing like the pandemic - but certainly one more hurdle for the food industry to have to overcome. It’s something, but it’s not a big something. How’s that?

Thomas Forte

All right, that’s pretty good. All right, so there isn’t a situation where in a low margin industry, like the food retail sector where you have something like tariffs that puts incremental cost pressure and then makes it more difficult, like lengthens your sales cycle or in any way has a negative impact in your business in that manner?

Randy Fields

No, we don’t think so. We certainly don’t see it at this point.

Thomas Forte

Thanks, again. John, 11 minutes of prepared remarks. I feel like that was an all-time high. I know in the prepared remarks, you made a lot of expense related comments. I was hoping you could distill it to how should we think about changes in your cost structure and how your next dollar revenue converts into profitability?

John Merrill

We will continue to invest in the awareness. Even though the delay with the FDA, it’s no longer—it’s still not a regulatory deadline, it’s an industry deadline. We still have to get that awareness to be priority. We still want to make, because obviously our goal is to get, not a forecast to get thousands upon thousands of onboard. We can’t do that necessarily with humans. We want to invest in automation. We’ve done that. Our goal is to flatten that over time as the awareness and the onboarding comes in. But as far as the variable expenses, you’re only talking about commission and those direct costs for increases in revenue. I don’t believe our cost structure will change significantly with automation. We’ve done a lot with only 67 employees, so that’ll only get better. I don’t see the staff getting lower. But if you think about once this, call in the next 12 to 20 months, you’ll see the expenses for onboarding through automation flatten, the advertising flatten. But again, I’ve said $12 million to run this place. The rest of the accounting stuff, I don’t see any vast difference going forward.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

Okay. Then can you remind me, you may have said prepared remarks, what’s the contribution margin then on the incremental dollar revenue? Is it 80%? I’m trying to remember.

John Merrill

No, right now it’s $0.50. Our goal is to get it to 70% to 80%. What I’m saying is, is that when those expenses flatten, you’re still going to have commission and whatnot relative to the increase in revenue, but you’re not going to have the same marketing spend, you’re not going to have the same and we will have new products and services, but you will not have the same onboarding and development costs in the distant future, call it 12 to 20 months.

Thomas Forte

Okay. Then can you, if you reiterate or repeat your comments before on your ability to cross-sell products, I think we sometimes we get hyper focused on your ability to convert on the opportunity as it pertains to traceability and things of that nature. But can you talk about the growth of the other initiatives?

John Merrill

You want me to take that Randy, or you want to do it?

Randy Fields

Tom didn’t give us a name in front. He’s supposed to say, Randy, would you answer this question or are you supposed to say John? Thomas, who would you like to answer that? I’ll answer it.

Thomas Forte

Well, how about both of you, yes, both. Okay.

John Merrill

(Multiple speakers) Let me go first.

Randy Fields

Think about it.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

Tom, I’ll give you a 10 second answer and Randy will have more color. Think about it. If I’ve spent this time turning the aircraft carrier and I’m still committed to doing that, I have all hands on deck and the data is already with this provider and I share the same pain points as my fellow retailers, suppliers, and wholesalers, why would I not expand?

Now Randy will give you his two minute version. Go ahead.

Randy Fields

Right. Our business reality is, as I mentioned, and I think we’ve talked about before, we have one platform from which all technology emanates. To say that that gives us operating leverage is a grotesque understatement. It’s really incredible. I don’t know of any other software firm that can say that, that has a suite of applications as broad as ours, but operates from a single platform. What that means to our customers is everything has the same look and feel. Everything has the same comfort. We’re something to our customers because of our customer service. It’s quite different than other technology firms. We actually like to talk to our customers.

The result of that is that we have relationships that are long and very, very deep. They like us. How about this? Our technology works, it actually works. The result is that as we find our customers experiencing different products that we have from a, tell me about its perspective, meaning they’re experiencing a problem. They see a product that we have that may solve that problem, they want to talk to us about it. We’ve been modestly successful historically, and I think I’ve been pretty frank about that. Modestly successful at cross-selling and now we’re getting to be really, really good at it. We’ve matured. We have people who are more specialists in their product areas, and the result is we’re now seeing growth across the business.

I think conceptually what that means is that the deeper somebody gets into our ecosystem, it doesn’t just produce more revenue for us. It gives us opportunities to find new problems which our customers are experiencing, where we can develop new products. I mentioned in my previous remarks, we have a number of new products that we’ll be bringing to market over the course of the next year or two. There is exciting as what we’re already doing. I think we’re really well positioned.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Thomas Forte

All right, last one’s boring, I apologize. We’ll go, Randy, you talked about it in prepared remarks again, but your capital allocation plans including buying back stock, and then your current thoughts on strategic M&A. It sounds like you have the ability to, as you just pointed out, work on new product efforts. Historically, what’s been your build versus buy decision making process?

Randy Fields

Yes, for the most part because of the platform that we have, it means that acquisitions would look different for us than they might for others. What does that mean? Well, we can build an application typically in a matter of months, seriously, months, not years, based on how robust our current platform is. As a result, we’re not terribly interested in people’s technologies that we could acquire. We’re much more interested in either their domain knowledge, meaning do they do food service or something where we don’t have as much experience or/and do they have customers that we’d like to acquire? We’re pretty picky. We look at stuff does, it’s just the nature of this business. People bring us opportunities. We just haven’t seen anything yet that’s so exciting that we have to go pull the trigger. We continue along the road of building the platform out adding new capabilities and we think that’ll drive our revenue pretty significantly over the next several years.

Thomas Forte

All right. Then on the buybacks, I know you talked about being—or when you expect to be done buying back the preferred, is there a situation where you would buy back the basic common and the preferred in the same quarter?

John Merrill

Of course. Again, we have quarterly Board meetings and it’s not like we’re a have a large Board and they’re a phone call away. When the Board determines that the use of half of that cash makes the most sense with a dividend or obviously, we’ve set a cadence of about $750,000 of preferred per quarter, they could increase that and they could buy back the common. We have no debt, and as Randy pointed out as far as M&A, there’s lots on our plate. That would be my short version to you. Our platform is unique and we can build. We measure all of those things at least quarterly, if not, I don’t know, four, five, six times a year to see what investment in that capital allocation strategy is palatable for the Board at that time.

Randy Fields

I think it’s something, Tom, that’s not obvious that, John, our total of buybacks, etc., now is redemption. Haven’t we given $25 million some number like that?

John Merrill

If you add up the fact of how all the shareholders have benefited through eliminating bank debt, buying back the preferred, buying back the common, increasing the dividend or putting a dividend in and then increasing it twice since then, it’s almost $25 million since inception.

Randy Fields

Yes. For a little company that—and at the moment we still have north of $28 million of cash in the bank, we’re generating lots of cash. We’re getting more and more adept at the management of that cash. I think that the shareholders so far like the way we’re allocating capital, some years it’ll be heavier on redemption. Some years we might put more cash on the balance sheet.

Good. Well, Randy and John, thanks for taking on my questions.

Randy Fields

Thank you, Tom.

John Merrill

Thank you.

Operator

Thank you. As a reminder, if you’d like to ask a question, please press star, one on your telephone keypad. That’s star, one.

Our next question comes from Guy Riegel with Ingalls & Snyder. Please proceed with your question.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Guy Riegel

Hey, Randy. Hey, John.

Randy Fields

Hey, Guy.

Guy Riegel

Got one for John and one for you, Randy. John, what year do you expect to become full taxpayers and what rate would you expect to be paying?

John Merrill

Great, great question. You can do the math. It’s roughly about $8 million to $9 million left in net operating losses between federal and state. We’re knocking at the door right now. I don’t have an answer for you on the rate, I’m working with the tax guys right now. But there are also incentives that we can take advantage of both at the state and the federal level for R&D tax credits among lots of different tax credits. I don’t have an answer for you. I would be guessing, but it’s definitely going to be pretty higher than what we’re paying right now. I just don’t have a good answer. I would be giving you a guessing number, but we can answer that on the next call. I’ll have that information.

Guy Riegel

Great. Then Randy, you mentioned layering in maybe new products over the next couple years on your platform. Can you talk about any of those products?

Randy Fields

Well, I think if you appreciate where we are in terms of our customer. In other words, what kinds of problems do we solve? We solve compliance problems. Oh, okay. What else? We solve traceability problems. That’s more supply chain. We do ordering out of stock management, scan based trading, etc. All of those have adjacencies that would be interesting add-ons. An example we’ve mentioned this one. If we’re doing traceability, shouldn’t we be doing recall management? Well, of course. If we’re doing what we now see as a way of tracking shipments and whatnot, shouldn’t we get deeper into the ordering and forecasting process? Absolutely.

Each one of the areas that we service has what we call these adjacencies that give us another opportunity from an economic perspective, because it’s the same platform. You have to think, wait a minute. So their development costs will remain essentially fixed. They’re not going up and they get incremental revenue. They get to use the same account management staff. All of these adjacencies and add-ons actually come at an even higher margin than our embedded margins. As you know, that’s how we think. It’s not just about the revenue side of the equation. It’s can we make money? Can we serve a customer, solve a problem for a customer, and simultaneously we can make more money from doing it, that’s what’s on the list. But there’s a pretty interesting series of products that we’ll bring to market.

Guy Riegel

Great. Okay. Thanks, guys. Thanks for all the answers.

Randy Fields

Thank you. Thanks, Guy.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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John Merrill

Thanks, Guy.

Operator

Thank you. With that, there are no further questions at this time. I’d like to turn the floor back to Randy Fields for closing remarks.

Randy Fields

Well, thank you guys. I’m sure you can tell we’re not just in good moods, but we feel very, very good about where we are. Hopefully you’re all pleased with the results we produced. In the next several years it is going to even be more fun than this. Thanks for giving us your time this afternoon. Take care.

Operator

Thank you. With that, this does conclude today’s teleconference. We thank you for your participation and you may disconnect your lines at this time. Have a great day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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